Exhibit 10.1

TRANSITION SERVICES AGREEMENT

by and between

SMITH & WESSON BRANDS, INC.

and

AMERICAN OUTDOOR BRANDS, INC.

Dated as of [●], 2020

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SCHEDULES

Schedule A	Information Technology Services
Schedule A-1	IT Systems
Schedule A-2	Shared Drives
Schedule B	Finance Services
Schedule C	Human Resources Services
Schedule D	Compliance Services
Schedule E	Legal Services
Schedule F	Security Services
Schedule G	Investor Relations Support Services

-ii-

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT (this “Agreement”), is entered into as of [●], 2020, by and between Smith & Wesson Brands, Inc., a Nevada corporation (“SWBI”), and American Outdoor Brands, Inc., a Delaware corporation (“AOUT”).

RECITALS

WHEREAS, SWBI through its direct and indirect subsidiaries, owns the Firearm Business and the Outdoor Products and Accessories Business;

WHEREAS, SWBI and AOUT have entered into a Separation and Distribution Agreement, dated as of the date hereof (the “Separation and Distribution Agreement”), pursuant to which SWBI will be separated into two independent publicly traded companies: (a) SWBI, which, following the consummation of the transactions contemplated by the Separation and Distribution Agreement, will own and conduct the Firearm Business, and (b) AOUT, which, following the consummation of the transactions contemplated by the Separation and Distribution Agreement, will own and conduct the Outdoor Products and Accessories Business, which separation will be effected via the distribution by SWBI of all of the issued and outstanding shares of common stock of AOUT to the holders of SWBI common stock (the “Distribution”);

WHEREAS, pursuant to the Separation and Distribution Agreement and in connection with the transactions contemplated thereby, SWBI and AOUT have agreed to enter into this Agreement, pursuant to which each party will provide, or cause its Affiliates to provide (in such capacity, as “Provider”), the other party (in such capacity, as “Recipient”) with certain services, in each case on a transitional basis and subject to the terms and conditions set forth herein; and

Now, Therefore, in consideration of the mutual agreements and covenants hereinafter set forth, AOUT and SWBI hereby agree as follows:

Article 1
Definitions

Section 1.1Definitions. As used in this Agreement, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding any provision of this Agreement to the contrary (except where the relevant provision states explicitly to the contrary), no member of the SWBI Group, on the one hand, and no member of the AOUT Group, on the other hand, shall be deemed to be an Affiliate of the other.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“AOUT” has the meaning set forth in the preamble to this Agreement.

“AOUT Group” means AOUT and its subsidiaries as set forth in the Separation and Distribution Agreement, including all predecessors and successors to such Persons.

“AOUT Indemnified Parties” has the meaning set forth in Section 6.2.

“Applicable Law” means, with respect to any Person, any federal, state, local, or foreign law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, directive, guidance, instruction, direction, permission, waiver, notice, condition, limitation, restriction or prohibition, or other similar requirement enacted, adopted, promulgated, imposed, issued, or applied by a Governmental Authority that is binding upon or applicable to such Person, its properties or assets, or its business or operations.

“Breaching Party” has the meaning set forth in Section 4.2.

“Business Day” means any day, other than Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Confidential Information” has the meaning set forth in Section 5.1(a).

“Disclosing Party” has the meaning set forth in Section 5.1(a).

“Distribution” has the meaning set forth in the recitals to this Agreement.

“Employee Expenses” has the meaning set forth in Section 3.1.

“End Date” has the meaning set forth in Section 2.1(e).

“Firearm Business” means the business, operations, products, services, and activities of SWBI’s firearm business.

“Force Majeure Events” has the meaning set forth in Section 4.5.

“Governmental Authority” means any multinational, foreign, federal, state, local, or other governmental, statutory, or administrative authority, regulatory body, or commission or any court, tribunal, or judicial or arbitral authority which has any jurisdiction or control over either party (or any of their Affiliates).

“Liabilities” means any and all claims, debts, liabilities, damages, and/or obligations of any kind, character, or description, whether absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses (including attorneys’ fees and expenses and associated investigation costs) relating thereto, and including those claims, debts, liabilities, damages, and/or obligations arising under this Agreement, any Applicable Law, any action or threatened action, any order or consent decree of any Governmental Authority, or any award of any arbitrator of any kind, and those arising under any agreement, commitment, or undertaking, including in connection with the enforcement of rights hereunder or thereunder

“Non-Breaching Party” has the meaning set forth in Section 4.2.

“Out-of-Pocket Costs” has the meaning set forth in Section 3.2(a).

“Outdoor Products and Accessories Business” means the business, operations, products, services, and activities of SWBI’s outdoor products and accessories business, which will be transferred from SWBI to AOUT in connection with the Distribution.

“Permitted Purpose” has the meaning set forth in Section 5.1(a).

“Person” means an individual, corporation, partnership, limited liability company, association, trust, or other entity or organization, including a Governmental Authority.

“Provider” has the meaning set forth in the recitals to this Agreement.

“Receiving Party” has the meaning set forth in Section 5.1(a).

“Recipient” has the meaning set forth in the recitals to this Agreement.

“Representatives” has the meaning set forth in Section 5.1(a).

“Separation and Distribution Agreement” has the meaning set forth in the recitals to this Agreement.

“Service Schedules” has the meaning set forth in Section 2.1(a).

“Services” has the meaning set forth in Section 2.1(a).

“SWBI” has the meaning set forth in the preamble to this Agreement.

“SWBI Group” means SWBI and its subsidiaries as set forth in the Separation and Distribution Agreement, including all predecessors and successors to such Persons.

“SWBI Indemnified Parties” has the meaning set forth in Section 6.3.

Article 2
Services

Section 2.1Provision of Services.

(a)Commencing on the Distribution, Provider agrees to provide the services (the “Services”) set forth in the schedules attached hereto (such schedules may be amended or supplemented pursuant to the terms of this Agreement, collectively the “Service Schedules”) to Recipient, for the respective periods and on the other terms and conditions set forth in this Agreement and the Service Schedules.

(b)Notwithstanding the contents of the Service Schedules, Provider agrees to respond in good faith to any reasonable request by Recipient for access to any additional services that are necessary for the operation of the Firearm Business and/or the Outdoor Products and Accessories Business, as applicable, following the Distribution that are not currently contemplated in the Service Schedules, at a price to be agreed upon after good faith negotiations between the parties. Any such additional services so provided by Provider shall constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement as if fully set forth on the Service Schedules as of the date hereof.

(c)The parties hereto acknowledge the transitional nature of the Services. Accordingly, as promptly as practicable following the execution of this Agreement, Recipient agrees to use commercially reasonable efforts to make a transition of each Service to its own internal organization or to obtain alternate third-party sources to provide the Services.

(d)In providing the Services, Provider shall not be obligated to (i) purchase, lease, or license any additional equipment or software unless any additional costs to Provider are reimbursed by Recipient, (ii) create or supply any documentation or information not currently existing or available through minimal efforts of Provider, (iii) pay any costs related to the transfer or conversion of data to Recipient or any alternate supplier of the Services, or (iv) enter into additional contracts with third parties or change the scope of current agreements with third parties unless any additional costs to Provider are reimbursed by Recipient.

(e)Subject to Section 3.3, Section 3.4, and Section 4.5, the obligations of Provider under this Agreement to provide Services shall terminate with respect to each Service upon the earlier of (i) [●], 2022, or (ii) the termination of the applicable service period specified in the Service Schedule (each, an “End Date”). Notwithstanding the foregoing, the parties acknowledge and agree that Recipient may determine from time to time that it does not require all the Services set forth on the Service Schedules or that it does not require such Services for the entire period up to the applicable End Date. Accordingly, Recipient may terminate any Service, in whole or in part, upon thirty (30) days’ advance written notice to Provider. In no event shall Provider be obligated to provide Services to Recipient after the End Date unless Provider otherwise agrees in writing to such an extension pursuant to Section 3.3.

Section 2.2Standard of Service.

(a)Provider represents, warrants, and agrees that the Services shall be provided in good faith, in accordance with Applicable Law, and in a manner generally consistent with the historical provision of the Services and with the same standard of care as historically provided. Subject to Section 2.3, Provider agrees to assign sufficient resources and qualified personnel as are reasonably required to perform the Services in accordance with the standards set forth in the preceding sentence.

(b)Except as expressly set forth in Section 2.2(a) or in any contract entered into hereunder, Provider makes no representations and warranties of any kind, implied or expressed, with respect to the Services, including, without limitation, no warranties of merchantability or fitness for a particular purpose, which are specifically disclaimed. Recipient acknowledges and agrees that this Agreement does not create a fiduciary relationship, partnership, joint venture, or relationships of trust or agency between the parties and that all Services are provided by Provider as an independent contractor.

Section 2.3Third-Party Service Providers. Provider shall have the right to hire third-party subcontractors to provide all or part of any Service hereunder; provided, however, that in the event such subcontracting is inconsistent with past practices or such subcontractor is not already engaged with respect to such Service as of the date hereof, Provider shall obtain the prior written consent of Recipient to hire such subcontractor, which consent shall not be unreasonably withheld. Provider shall in all cases retain responsibility for the provision to Recipient of Services to be performed by any third-party service provider or subcontractor or by any of Provider’s Affiliates.

Section 2.4Access to Premises.

(a)In order to enable the provision of the Services by Provider, Recipient agrees that it shall provide to Provider’s Affiliates, employees, and any third-party service providers or subcontractors who provide Services, at no cost to Provider, access to the facilities, assets, and books and records of Recipient and its Affiliates, in all cases to the extent reasonably necessary for Provider to fulfill its obligations under this Agreement.

(b)Provider agrees that all of its and its Affiliates’ employees and any third-party service providers and subcontractors, when on the property of Recipient or when given access to any equipment, computer, software, network, or files owned or controlled by Recipient, shall conform to the policies and procedures of Recipient concerning health, safety, and security which are made known to Provider in advance in writing.

Article 3
Compensation

Section 3.1Responsibility for Wages and Fees. For such time as any employees of Provider or any of its Affiliates are providing the Services to Recipient under this Agreement, (a) such employees will remain employees of Provider or such Affiliate, as applicable, and shall not be deemed to be employees of Recipient for any purpose, and (b) subject to Section 3.2, Provider or such Affiliate, as applicable, shall be solely responsible for the payment and provision of all wages, bonuses, and commissions, employee benefits, including severance and worker’s compensation, and the withholding and payment of applicable taxes relating to such employment (“Employee Expenses”).

Section 3.2Terms of Payment and Related Matters.

(a)As consideration for provision of the Services, Recipient shall pay Provider the amount specified for each Service in accordance with the terms set forth in the Service Schedules. In addition to such amounts, unless covered in the amount specified for the Services in accordance with the terms set forth in the Service Schedules, Recipient shall reimburse Provider for reasonable documented expenses incurred by Provider in the provision of any Service, including, without limitation, Employee Expenses, license fees, and payments to third-party service providers or subcontractors (collectively, “Out-of-Pocket Costs”), in accordance with the procedure set forth in Section 3.2(b).

(b)Provider shall provide Recipient with such supporting documentation as Recipient may reasonably request with respect to Out-of-Pocket Costs. Subject to Section 3.2(c), Recipient shall pay to Provider the amount payable pursuant to this Agreement as promptly as reasonably practicable after the date of receipt of such supporting documentation by Recipient from Provider, but in any event no later than 15 days after receipt of such supporting documentation.  Notwithstanding any other provision of this Agreement (except Section 3.3), compensation for Services will be determined using an internal cost allocation methodology based on fully burdened cost such that the party providing the Services will have neither a profit nor loss from the provision of such Services as calculated under GAAP.

(c)In the event of a dispute by Recipient of the amount due according to the supporting documentation, no later than ten (10) days following receipt by Recipient of such disputed supporting documentation, Recipient shall deliver a written statement to Provider listing all disputed items and providing a reasonably detailed description of each disputed item. Amounts not so disputed shall be deemed accepted and shall be paid, notwithstanding disputes on other items, within the period set forth in Section 3.2(b). The parties shall seek to resolve all such disputes expeditiously and in good faith but if such dispute cannot be resolved within thirty (30) days, Provider may initiate legal action to seek resolution of such dispute.

Section 3.3Extension of Services. The parties agree that Provider shall not be obligated to perform any Service after the applicable End Date; provided, however, that if Recipient desires and Provider agrees to continue to perform any of the Services after the applicable End Date, the parties shall negotiate in good faith to determine a market price that compensates Provider for its performance of such Services, including reimbursement of all Out-of-Pocket Costs and an ongoing procedure for such reimbursement. Except as amended through the mutually agreed upon extension, the Services so performed by Provider after the applicable End Date shall continue to constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement for the duration of the agreed-upon extension period.

Section 3.4Terminated Services. Upon termination or expiration of any or all Services pursuant to this Agreement, or upon the termination of this Agreement in its entirety, Provider shall have no further obligation to provide the applicable terminated Services and Recipient will only have the obligation to pay Provider pursuant to Section 3.2 for or in respect of (a) Services already provided in accordance with the terms of this Agreement and received by Recipient prior to such termination, and (b) which Provider became legally bound on or before such termination or expiration to pay as a result of the provision of Services to Recipient.

Section 3.5No Right of Setoff. Each of the parties hereby acknowledges that it shall have no right under this Agreement to offset any amounts owed (or to become due and owing) to the other party, whether under this Agreement, the Separation and Distribution Agreement, or otherwise, against any other amount owed (or to become due and owing) to it by the other party.

Article 4
Termination

Section 4.1Termination of Agreement. Subject to Section 4.4, this Agreement shall terminate in its entirety upon the earlier of (a) the End Date, (b) the date upon which the parties shall have no continuing obligation to perform any Services as a result of each of their expiration or termination in accordance with Section 2.1(e) or Section 4.2, or (c) in accordance with Section 4.3.

Section 4.2Termination of Agreement in the Event of Breach. Any party (the “Non-Breaching Party”) may terminate this Agreement with respect to any Service, in whole or in part, at any time upon prior written notice to the other party (the “Breaching Party”) if the Breaching Party has failed (other than pursuant to Section 4.5) to perform any of its obligations under this Agreement relating to such Service, and such failure shall have continued without cure for a period of fifteen (15) days after receipt by the Breaching Party of a written notice of such failure from the Non-Breaching Party seeking to terminate such Service.

Section 4.3Insolvency. In the event that either party hereto shall (a) file a petition in bankruptcy, (b) become or be declared insolvent, or become the subject of any proceedings (not dismissed within sixty (60) days) related to its liquidation, insolvency, or the appointment of a receiver, (c) make an assignment on behalf of all or substantially all of its creditors, or (d) take any corporate action for its winding up or dissolution, then the other party shall have the right to terminate this Agreement by providing written notice in accordance with Section 7.1.

Section 4.4Effect of Termination. Upon termination of this Agreement in its entirety pursuant to Section 4.1, all obligations of the parties hereto shall terminate, except for the provisions of Section 3.2, Section 3.4, Section 3.5, Article 4, Article 5 and Article 6, which shall survive any termination or expiration of this Agreement.

Section 4.5Force Majeure. The obligations of Provider under this Agreement with respect to any Service shall be suspended during the period and to the extent that Provider is prevented or hindered from providing such Service, or Recipient is prevented or hindered from receiving such Service, due to any of the following causes beyond such party’s reasonable control (such causes, “Force Majeure Events”): (a) acts of God; (b) flood, fire, or explosion, (c) war, invasion, riot, or other civil unrest; (d) Applicable Law or judicial or administrative order; (e) actions, embargoes, or blockades in effect on or after the date of this Agreement; (f) action by any Governmental Authority; (g) national or regional emergency; (h) strikes, labor stoppages, or slowdowns or other industrial disturbances; (i) shortage of adequate power or transportation facilities; (j) pandemics; or (k) any other event which is beyond the reasonable control of such party. The party suffering a Force Majeure Event shall give notice of suspension as soon as reasonably practicable to the other party stating the date and extent of such suspension and the cause thereof, and Provider shall resume the performance of its obligations as soon as reasonably practicable after the removal of the cause. Neither Provider nor Recipient shall be liable for the nonperformance or delay in performance of its respective obligations under this Agreement when such failure is due to a Force Majeure Event. The applicable End Date for any Service so suspended shall be automatically extended for a period of time equal to the time lost by reason of the suspension.

Article 5
Confidentiality

Section 5.1Confidentiality.

(a)During the term of this Agreement and thereafter, the parties hereto shall, and shall instruct their respective employees, agents, accountants, legal counsel, and other representatives (“Representatives”) to, maintain in confidence and not disclose the other party’s financial, technical, sales, marketing, development, personnel, and other information, records, or data, including, without limitation, customer lists, supplier lists, trade secrets, designs, product formulations, product specifications, or any other proprietary or confidential information, however recorded or preserved, whether written or oral (any such information, “Confidential Information”). Each party hereto shall use the same degree of care, but no less than reasonable care, to protect the other party’s Confidential Information as it uses to protect its own Confidential Information of like nature. Unless otherwise authorized in any other agreement between the parties, any party receiving any Confidential Information of the other party (the “Receiving Party”) may use Confidential Information only for the purposes of fulfilling its obligations under this Agreement (the “Permitted Purpose”). Any Receiving Party may disclose such Confidential Information only to its Representatives who have a need to know such information for the Permitted Purpose and who have been advised of the terms of this Section 5.1 and the Receiving Party shall be liable for any breach of these confidentiality provisions by such Persons; provided, however, that any Receiving Party may disclose such Confidential Information to the extent such Confidential Information is required to be disclosed by Applicable Law or judicial or administrative order, in which case the Receiving Party shall promptly notify, to the extent possible, the disclosing party (the “Disclosing Party”), and take reasonable steps to assist in contesting such disclosure or in protecting the Disclosing Party’s rights prior to disclosure, and in which case the Receiving Party shall only disclose such Confidential Information that it is advised by its counsel in writing that it is legally bound to disclose under such Applicable Law or judicial or administrative order.

(b)Notwithstanding the foregoing, “Confidential Information” shall not include any information that the Receiving Party can demonstrate (i) was publicly known at the time of disclosure to it, or has become publicly known through no act of the Receiving Party or its Representatives in breach of this Section 5.1, (ii) was rightfully received from a third party without a duty of confidentiality, or (iii) was developed by it independently without any reliance on the Confidential Information.

(c)Upon demand by the Disclosing Party at any time, or upon expiration or termination of this Agreement with respect to any Service, the Receiving Party agrees promptly to return or destroy, at the Disclosing Party’s option, all Confidential Information. If such Confidential Information is destroyed, an authorized officer of the Receiving Party shall certify to such destruction in writing.

Article 6
Limitation on Liability; Indemnification

Section 6.1Limitation on Liability. In no event shall either party hereto have any liability under any provision of this Agreement for any punitive, special, or indirect damages relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, whether based on statute, contract, tort, or otherwise, and whether or not arising from the other party’s sole, joint, or concurrent negligence, strict liability, criminal liability, or other fault. Recipient acknowledges that the Services to be provided to it hereunder are subject to, and that its remedies under this Agreement are limited by, the applicable provisions of Section 2.2, including the limitations on representations and warranties with respect to the Services.

Section 6.2SWBI Indemnification. Subject to the limitations set forth in Section 6.1, SWBI shall indemnify, defend, and hold harmless AOUT and its Affiliates and each of their respective Representatives (collectively, the “AOUT Indemnified Parties”) from and against any and all Liabilities of the AOUT Indemnified Parties relating to, arising out of, or resulting from the gross negligence or willful misconduct of SWBI or its Affiliates or any third party that provides a Service to AOUT pursuant to Section 2.3 in connection with the provision of, or failure to provide, any Services to AOUT.

Section 6.3AOUT Indemnification. Subject to the limitations set forth in Section 6.1, AOUT shall indemnify, defend, and hold harmless SWBI and its Affiliates and each of their respective Representatives (collectively, the “SWBI Indemnified Parties”) from and against any and all Liabilities of the SWBI Indemnified Parties relating to, arising out of, or resulting from the gross negligence or willful misconduct of AOUT or its Affiliates or any third party that provides a Service to SWBI pursuant to Section 2.3 in connection with the provision of, or failure to provide, any Services to SWBI.

Article 7
MISCELLANEOUS

Section 7.1Notices. All supporting documentation, invoices, notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.1):

(a)if to SWBI:

Smith & Wesson Brands, Inc.

2100 Roosevelt Avenue

Springfield, Massachusetts 01104

Email: [●]

Attn: General Counsel

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP

2375 East Camelback Road, Suite 700

Phoenix, Arizona 85016

Attn:	Robert S. Kant

Katherine A. Beck

Email:	kantr@gtlaw.com

beckk@gtlaw.com

(b)if to AOUT:

American Outdoor Brands, Inc.

1800 North Route Z

Columbia, Missouri 65202

Attn: [●]

Email: [●]

with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP

2375 East Camelback Road, Suite 700

Phoenix, Arizona 85016

Attn:	Robert S. Kant

Katherine A. Beck

Email:	kantr@gtlaw.com

beckk@gtlaw.com

Section 7.2Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.3Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 7.4Entire Agreement. This Agreement, including the Service Schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of the Separation and Distribution Agreement as it relates to the Services hereunder, the provisions of this Agreement shall control.

Section 7.5Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Subject to the following sentence, neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing sentence, Recipient may, without the prior written consent of Provider, assign all or any portion of its right to receive Services to any of its Affiliates; provided, that such Affiliate shall receive such Services from Provider in the same place and manner as described in the Service Schedule as Recipient would have received such Service. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.6No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit, or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 7.7Amendment and Modification; Waiver. This Agreement, including the Service Schedules, may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 7.8Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the state of Delaware without giving effect to any choice or conflict of law provision or rule. Any legal suit, action, or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the state of Delaware, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action, or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action, or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

Section 7.9Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. Each party to this Agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 7.9.

Section 7.10Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

In Witness Whereof, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SMITH & WESSON BRANDS, INC.

By:
Name: Mark P. Smith
Title: President and Chief Executive Officer

AMERICAN OUTDOOR BRANDS, INC.

By:
Name: Brian D. Murphy
Title: President and Chief Executive Officer

Signature Page to Transition Services Agreement

SCHEDULE A

Information Technology Services

ID	Service	Description	Service Period	Cost[1]
1	IT Systems

SWBI will provide AOUT (and third parties designated by AOUT) with network access to the SWBI IT systems specified below in the attached Schedule A-1.

SWBI will provide AOUT with reasonable notice in advance of any planned system maintenance outages so that AOUT can properly plan for such outages.

Up to 24 months commencing on the Distribution; provided, however, that this term may be extended by mutual agreement of AOUT and SWBI pursuant to Section 3.3.
2	Share Point and Shared Drives	SWBI to provide AOUT with access to the SWBI shared drives set forth in the attached Schedule A-2 until such time as they have been carved out or copied and provided to AOUT:	Up to 24 months commencing on the Distribution.
3	E-mail

SWBI to provide AOUT with access to historical emails, to the extent not transferred prior to or following the Distribution.

Email will be migrated from SWBI to AOUT prior to the termination of this transition service.

Up to 24 months commencing on the Distribution.

[1]	Costs for services in this Schedule A will be calculated as set forth in the “Cost and Billing” section below.

ID	Service	Description	Service Period	Cost[1]
4	End User Support

SWBI to provide AOUT with Service Desk services until such time as substitute Service Desk services are established by AOUT.

Service desk services of AOUT will be split into:

Traditional IT service desk – PC maintenance, software licensing, password reset, network/infrastructure, Citrix, printer / copier maintenance etc.

SAP support – Break/Fix and interface support, mass data loads, batch jobs, go anywhere file movement, authorization support, EDI, data carve out/copy for transition to new ERP system by AOUT.

In the event that AOUT acquires a new company or business or performs other integrations while this transition service is in effect, SWBI will assist in the loading of the data for that newly acquired company in SAP.  The assumption is that any new acquisitions will follow current business processes.

New custom development in SAP solely for AOUT will not be provided to AOUT, nor will support of ERP selection or implementation by AOUT, or loading of legacy data into the newly selected ERP system.  However, SWBI will provide data extraction and transfer to assist AOUT’s third-party consultants in implementation of new AOUT ERP system.

AOUT will manage and provide its own cyber security for the websites directly related to AOUT.  SWBI will not provide administration and cyber security to web sites that are not operated and maintained by SWBI.

SWBI will not provide support for AOUT’s Salesforce.com functionality.

SWBI will work with AOUT to establish and adhere to quarterly system maintenance windows in which systems may be down and unavailable for use.

Up to 24 months commencing on the Distribution.

Cost and Billing

AOUT will be billed by SWBI monthly for services rendered associated with this Agreement according to the following guidelines:

•	Hardware purchased by SWBI for AOUT will be billed at cost.
•	Software licensing will be billed by SWBI at the license cost per application per person.
•

Day-to-day IT support supplied to AOUT will be billed by SWBI as 15% of the fully burdened salary plus fringe of the infrastructure, service desk, CoE, BASIS, and authorization teams monthly.  This percentage will be revisited quarterly in order to ensure that the charges and percentage of time spent on AOUT IT support are appropriate and justified.  These assessments may increase or decrease the rate billed by SWBI to AOUT.

•	Development project(s) for the sole use of AOUT will be estimated by SWBI by functional area/resource and billed above and beyond day-to-day IT services.

SCHEDULE A-1

IT Systems

ID	System/Software	Description	Additional notes	Cost[2]
1	SAP	CoE - Supported as described in Schedule A, IT Services	No Infrastructure
2	Esker	Infrastructure – Support connectivity with SAP & SAGE CoE - Interface support as needed
3	Sterling Integrator	Infrastructure – Support Servers, vendor connectivity CoE - Day to day business support for all EDI transactions between SAP and trading partners.
4	Solidworks	Infrastructure – Support Server, Licensing
5	Creo	Infrastructure – Support Server, Licensing
6	Office 365/suite	Infrastructure – Email Domains, SharePoint
7	Blackline	CoE - Interface support as needed	No Infrastructure
8	Qlikview	Infrastructure – Support Servers CoE - Break/fix support of existing reports. SWBI may choose to use existing or create Qlikview reports if deemed necessary to support data carve out.
9	ADP	Access will be provided and administered. CoE – Interface support as needed	No Infrastructure
10	Trend Micro	End point and server anti-virus software. Software and updates will be supported. Infrastructure – Support Servers
11	Blue Prism	Infrastructure – Support Servers

[2]

During the last year of the transition services to be provided under this Schedule A-1, licensing for the applicable software will be transitioned to AOUT from SWBI on the respective anniversary of each license renewal.  Until that date, SWBI will cross charge AOUT for the cost of each such license.

ID	System/Software	Description	Additional notes	Cost[2]
12	SPS Commerce	Complete transition of trading partners from SPS commerce to Sterling Integrator	No Infrastructure
13	Adobe	Reader, Pro, and Creative Cloud. Licensing and installation supported	No Infrastructure
14	PDM Standard	PDM vault for solids. Database and application support
17	Paymetric	Infrastructure – Support Servers
18	QAS (address verification)	Infrastructure – Support Servers Installation and testing of updates
19	Active Directory	Infrastructure – Support Servers; user accounts; security groups
20	Network services	Infrastructure – Support network switches, routers, firewalls, wireless, LAN, WAN, VPN
21	SAP Console	Infrastructure – Support Servers
22	Winshuttle Foundation	Infrastructure – Support Servers. Break / fix for purchase requisition release process.
23	Winshuttle data services	Infrastructure – Support Servers CoE - Break/fix support as well as mass updates as needed.
24	Wells Fargo	Interface and file administration support. Infrastructure – Support Servers and FTP/SFTP connections/accounts CoE - Interface support as needed.
25	TD Bank	Interface and file administration support. Infrastructure – Support Servers and FTP/SFTP connections/accounts CoE - Interface support as needed.

ID	System/Software	Description	Additional notes	Cost[2]
26	Printing services	Print servers Maintain printers Infrastructure – Support Servers
27	SMTP Email relay	Infrastructure – Support Servers
28	SQL database servers	Infrastructure – Support Servers
29	SAP GRC services	Support audit compliance / segregation of duties for AOUT
30	Citrix	Need to determine remote access needs of AOUT moving forward
31	KBOX	KBOX will be used to track ticket progress and resolution for AOUT
32	Sage – Taylor Brands	Infrastructure – Support Servers and access controls
33	Sage – Crimson Trace	Infrastructure – Support Servers and access controls
34	Sage – UST	Infrastructure – Support Servers and access controls
35	Great Plains – BTI	Infrastructure – Support Servers
36	SAP Concur	Access and travel administration will be supported until AOUT establishes their own travel and expense solution	No Infrastructure
37	Readsoft	Legacy invoicing data. Infrastructure – Support Servers
38	Mitel/Telephone	Phone systems in Chicopee, Columbia and Crimson Trace. Infrastructure – Support
39	Bartender	CoE – maintain necessary customer labels as well as the associated interfaces and printing functionality. Infrastructure – Support Servers

ID	System/Software	Description	Additional notes	Cost[2]
40	Currency Exchange Interface	Thompson Reuter’s currency exchange interface CoE - Interface support as needed
41	Process Weaver	CoE - Interface support as needed Infrastructure – Support Servers
42	SFCC Interface	CoE – support SAP interface with SFCC
43	Windchill	Windchill engineering software – Software installation when required

SCHEDULE A-2

Shared Drives

ID	Network Drive	Description	Additional notes
1	\\san-cifs01.smith-wesson.com\usr-share (H)	Shared drive space by endpoint	Allows people to store files on a network drive that is not accessible by other people
2	\\SAN-CIFS01.smith-wesson.com (I)	Shared drive. Access can be limited by folder.
3	\\SAN-CIFS01.smith-wesson.com (T)	Shared drive. Access can be limited by folder.

SCHEDULE B

Finance Services

ID	Service	Description	Service Period	Cost[3]
1	Financial Business Transactions

As reasonably requested by either party, the other party to provide support and training for the requesting party to perform financial business transactions, including accounting, consolidation, reporting, and forecasting.

Up to 24 months commencing on the Distribution.
2	Treasury	As reasonably requested by either party, the other corresponding party will support the requesting party with banking activities (including banking and cash management processes and procedures).	Up to 24 months commencing on the Distribution.
3	Tax	As reasonably requested by either party, the other party will provide support and assistance in the resolution of audit matters related to any tax filing that occurred prior to the spin-off of AOUT.	Up to 24 months commencing on the Distribution.
4	Audit

SWBI to provide AOUT with SOC1 testing and certificate; reasonable cost to be paid by AOUT. Failing the ability to provide a SOC1, SWBI will accommodate AOUT’s auditors in testing internal controls over information technology systems.  SWBI to provide AOUT with support, knowledge transfer, and training related to internal controls.

Up to 24 months commencing on the Distribution.

[3]	Cost for all Finance Services will be calculated in accordance with Section 3.2 of this Agreement.

SCHEDULE C

Human Resources Services

ID	Service	Description	Service Period	Cost
1	401(k)

As reasonably requested by AOUT, SWBI to (i) provide information and consulting services regarding prior participation by any AOUT employee in the SWBI 401(k) plan, and (ii) assist in transitioning AOUT employees to the AOUT 401(k) plan, including with respect to questions/issues that arise regarding the transfer of participant accounts, loans, etc. from the SWBI 401(k) plan into the AOUT 401(k) plan.  For these services, the primary service providers will be Benefits Manager, Jim Pashko, or Benefits Specialist, (currently Liz Carroll), provided that neither shall dedicate more than 5% of their time during the service period.

			Up to 24 months commencing on the Distribution.	$48/hour
2	E-Trade

As reasonably requested by AOUT, SWBI to provide consulting services regarding administration of AOUT’s E-Trade platform and equity/ESPP program.  For these services, the primary service providers will be Lisa Gebhardt and/or Laura Olmeda-Smith, provided that neither shall dedicate more than 5% of their time during the service period.  E-Trade to be the primary consultant for things such as processing, admin. SWBI would be the resource on plans, historical eligibility, ESPP historical records, etc.

			Up to 24 months commencing on the Distribution.	$76/hour

SCHEDULE D

Compliance Services

ID	Service	Description	Service Period	Cost[4]
1	Compliance Training

As reasonably requested by AOUT, SWBI will provide assistance in managing quarterly, online compliance training for AOUT employees.

For these services, the primary service provider shall be SWBI’s Corporate Compliance Analyst, provided that the service provider shall not dedicate more than 5% of his or her time to the provision of these services to AOUT during the service period.

Up to 6 months commencing on the Distribution.
2	Policy Management

As reasonably requested by AOUT, SWBI will provide assistance in managing compliance policies.

For these services, the primary service provider shall be SWBI’s Corporate Compliance Analyst, provided that the service provider shall not dedicate more than 5% of his or her time to the provision of these services to AOUT during the service period.

Up to 6 months commencing on the Distribution.
3	Anti- Corruption and Third Party Management

As reasonably requested by AOUT, SWBI will provide assistance managing AOUT’s Anti-Corruption processes, policies, and procedures, including due diligence and training.

For these services, the primary service provider shall be SWBI’s Director of Corporate Compliance, Hope Sholes, provided that Ms. Sholes shall not dedicate more than 15% of her time to the provision of these services to AOUT during the service period.

Up to 6 months commencing on the Distribution.
4	Export Compliance

As reasonably requested by AOUT, SWBI will provide assistance in managing AOUT’s Export Controls processes, policies, and procedures, including training.

For these services, the primary service provider shall be SWBI’s Trade Compliance Manager, Sharon Breault, provided that Ms. Breault shall not dedicate more than 15% of her time to the provision of these services to AOUT during the service period.

Up to 6 months commencing on the Distribution.

[4]	Cost for all Compliance Services will be calculated in accordance with Section 3.2 of this Agreement.

SCHEDULE E

Legal Services

ID	Service	Description	Service Period	Cost[5]
1	Knowledge Transfer

As reasonably requested by AOUT, SWBI Legal Department personnel shall provide knowledge transfer and general assistance to AOUT, related to legal matters that occurred prior to the Distribution.

No information or assistance may be provided to the extent it would create a conflict of interest, violate any confidentiality obligations, risk the loss of attorney-client privilege, expose SWBI to potential liability, or otherwise interfere with the operation of SWBI’s business. AOUT shall use all reasonable efforts to minimize the extent of requested knowledge transfer and general assistance from SWBI.

The areas of knowledge transfer will include the following:

•     Access to information from SWBI’s e-billing and matter management system, on an as-needed basis

•     Access to SWBI’s information regarding contract management, on an as-needed basis

•     Access to information and supporting documentation for materials filed with the SEC prior to the Distribution

Up to 12 months commencing on the Distribution.
2	Legal Services - IP

As reasonably requested by AOUT, SWBI Legal Department personnel shall provide assistance with regard to the legal aspects of managing AOUT’s intellectual property portfolio.

For these services, the primary service providers shall be Associate General Counsel, Chris Scott, and Intellectual Property Paralegal, Paul Szulak, provided that neither Mr. Scott nor Mr. Szulak shall dedicate more than 15% of his time to the provision of these services to AOUT during the service period.

Up to 6 months commencing on the Distribution.

[5]	Cost for all Legal Services will be calculated in accordance with Section 3.2 of this Agreement.

ID	Service	Description	Service Period	Cost[5]
3	Legal Services _ Data Privacy and Cyber Security

As reasonably requested by AOUT, SWBI Legal Department personnel shall provide assistance with issues relating to privacy law and cybersecurity law.

For these services, the primary service provider shall be Assistant General Counsel, Ahsan Khan, provided that Mr. Khan shall not dedicate more than 5% of his time to the provision of these services to AOUT during the service period.

Up to 6 months commencing on the Distribution.
4	Legal Services – Commercial Contracts

As reasonably requested by AOUT, SWBI Legal Department personnel shall provide assistance with issues relating to commercial contracts.

For these services, the primary service provider shall be Assistant General Counsel, Ahsan Khan, provided that Mr. Kahn shall not dedicate more than 10% of his time to the provision of these services to AOUT during the service period.

Up to 6 months commencing on the Distribution.
5	Legal Services - Corporate

As reasonably requested by AOUT, SWBI Legal Department personnel shall provide assistance with legal entity formation and corporate organization and maintenance matters.

For these services, the primary service provider shall be General Counsel, Robert Cicero, provided that Mr. Cicero shall not dedicate more than 5% of his time to the provision of these services to AOUT during the service period.

Up to 6 months commencing on the Distribution.

SCHEDULE F

Security Services

ID	Service	Description	Service Period	Cost[6]
1	Security Services	SWBI Security will continue to provide the security services and continue to administer the security systems in place at the Columbia, Missouri facility as of the Distribution	Up to 6 months commencing on the Distribution.

[6]	Cost for all Security Services will be calculated in accordance with Section 3.2 of this Agreement.

SCHEDULE G

Investor Relations Support Services

ID	Service	Description	Service Period	Cost[7]
1	Investor Relations	SWBI pays AOUT for investor relations consulting services as needed, up to an agreed maximum percentage of available time of AOUT’s Investor Relations employee(s)	Up to 24 months commencing on the Distribution.

[7]	Cost for all Investor Relations Services will be calculated in accordance with Section 3.2 of this Agreement.